Exhibit 21.1

GREEN BANCORP, INC.

LIST OF SUBSIDIARIES

Name	State of Incorporation	Parent entity
Green Bank, N.A.	Texas	Green Bancorp, Inc.
SP Bancorp, Inc.	Maryland	Green Bancorp, Inc.
Patriot Bancshares Capital Trust I	Delaware	Green Bancorp, Inc.
Patriot Bancshares Capital Trust II	Delaware	Green Bancorp, Inc.
Patriot Bank Mortgage, Inc.	Texas	Green Bank, N.A.
Potomac River Holdings, LLC	Texas	Green Bank, N.A
PB Commercial, LLC	Texas	Green Bank, N.A
Promenade Place, LLC	Texas	Potomac River Holdings, LLC